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 EXHIBIT 5.1

                        OPINION OF MCCARTHY TETRAULT LLP



                                                               December 12, 2001

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Dear Sirs:

         Re:  Registration Statement on Form S-8 of Intrawest Corporation

         We have acted as Canadian counsel to Intrawest Corporation (the "Company") in connection with the filing of the above-referenced Registration Statement relating to the registration of 1,297,400 additional common shares, without par value, of the Company (the "Shares") issuable upon the exercise of options granted or to be granted under the Company's Stock Option Plan (the "Plan"). In connection therewith, we have considered such questions of law and have examined and relied upon such resolutions, records, certificates of public officials and officers of the Company and other documents deemed necessary or appropriate to enable us to render the opinion expressed below.

         Based on the foregoing, it is our opinion that the Shares will, upon the exercise of such options in accordance with the terms of the Plan, and the receipt by the Company of the exercise price under such options for such Shares, be validly issued and outstanding as fully paid and non-assessable shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                        Yours Truly,


                                        /s/ McCARTHY TETRAULT LLP
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